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                                                                   Exhibit 10.11


                                LICENSE AGREEMENT

This License Agreement (the "Agreement"), Number 0020, with an "Effective Date" of December 17, 1999, is made by and between Monolithic System Technology, Inc., a California corporation, with its principal place of business at 1020 Stewart Drive, Sunnyvale, California 94086, U.S.A. (hereinafter referred to as "MoSys"), and NEC Corporation, a Japanese corporation with its principal place of business at 7-1, Shiba, 5-chome, Minato-ku, Tokyo 108-8001, Japan (hereinafter referred to as "NEC").

WHEREAS, MoSys has developed and is developing certain semiconductor technology; and

WHEREAS, NEC desires MoSys to perform the development work for certain semiconductor products based on such technology to be used in the manufacture of semiconductor products of NEC;

WHEREAS, NEC desires to obtain from MoSys, and MoSys is willing to grant to NEC, certain license with respect to these products as developed by MoSys, all subject to the terms and conditions set forth below;

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:


1. DEFINITIONS

For purposes of this Agreement the following terms shall have the meanings set forth below:

1.1 "MOSYS INTELLECTUAL PROPERTY" means any and all know-how, technical information, trade secrets, patents and patent applications owned or controlled by MoSys (a partial list of which is attached in Appendix F), which (i) MoSys has the right to license, relating to memory architecture, protocol and circuit implementation, and which (ii) are incorporated in the implementation of the LICENSED PRODUCT by MoSys. The term "MOSYS INTELLECTUAL PROPERTY" does not include any and all know-how, technical information, trade secrets and circuit implementation which is (a) in the public domain, (b) known generally by persons skilled in the art, (c) already in the rightful possession of NEC or its SUBSIDIARIES, (d) hereafter become available for use without license, (e) owned or controlled by others, including but not limited to which relating to generic DRAM processes, memory cells, capacitor fabrication and memory operations, (f) hereafter becomes rightfully known to NEC or its SUBSIDIARIES without restriction or (g) subsequently developed independently by employees of or its SUBSIDIARIES without access to the LICENSED PRODUCT.


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1.2 "HIGH DENSITY 1T-SRAM MEMORY" means a stand-alone memory integrated circuit to be manufactured by NEC based upon the LICENSED PRODUCT, and which strictly conforms to the SPECIFICATIONS.

1.3 "WORK" means the work of design and evaluation of the HIGH DENSITY 1T-SRAM MEMORY, which is specified in detail in Section 2.

1.4 "LICENSED PRODUCT" means the information, data and related documentation of the MoSys design for the HIGH DENSITY 1T-SRAM MEMORY developed by MoSys hereunder, including but not limited to, DELIVERABLES as set forth in item 2 of Appendix B and any UPDATES thereto in any form.

1.5 "LICENSED SITE(S)" means the site(s) where NEC and/or its SUBSIDIARIES are authorized to utilize the LICENSED PRODUCT as set forth in Appendix C.

1.6 "UPDATE(S)" means any error correction, revision or enhancements to the DELIVERABLES made by or for MoSys, which MoSys provides to NEC through the WORK and/or Technical Service identified in Section 4 of this Agreement.

1.7 "NET SALES" means the gross sales amount invoiced or otherwise charged to NEC's customers for the HIGH DENSITY 1T-SRAM MEMORIES in finished and package form, less amounts invoiced for returned goods for which a refund is given. NET SALES will also include the deduction for charges including, but not limited to, insurance, handling, duty, freight and taxes, if separately invoiced or charged.

1.8 "SUBSIDIARY(IES)" means a corporation or other legal entity in which at least a majority of whose voting stock or voting power entitled to vote for the election of directors (or other managing authority) is owned directly or indirectly by NEC. Such corporations or other legal entities shall be considered as SUBSIDIARIES only so long as such ownership exists.

1.9 "AUTHORIZED RECIPIENT(S)" shall mean those party(ies) licensed by MoSys to have manufactured HIGH DENSITY 1T-SRAM MEMORY under terms of royalty payment and cleared to receive HIGH DENSITY 1T-SRAM MEMORY manufactured by NEC. After execution of agreement for such a license between MoSys and an AUTHORIZED RECIPIENT (hereinafter referred to as "SET LICENSE AGREEMENT"), MoSys shall immediately notify NEC of such execution, and such AUTHORIZED RECIPIENT shall be deemed to become an AUTHORIZED RECIPIENT for purposes of this Agreement upon receipt by NEC of notification by MoSys of the execution of such SET LICENSE AGREEMENT, and shall continue to be an AUTHORIZED RECIPIENT for purposes of this Agreement, in the context of NEC's free-royalty payment conditions set forth in
Section 7.3 below, until five (5) working days after receipt by NEC of notice from MoSys of the termination of the SET LICENSE AGREEMENT.

1.10 "Nintendo" means Nintendo Co., Ltd., a Japanese corporation with its principal place of business at 60 Fukuine Kamitakamatsu-cho, Higashiyama-ku, Kyoto 605-8660, Japan.


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1.11 "DELIVERABLES" shall have the meaning set forth in Section 2.2.

1.12 "SPECIFICATIONS" shall have the meaning set forth in Section 2.2.

2. SCOPE OF WORK AND DEVELOPMENT OF LICENSED PRODUCTS

2.1 The scope of the WORK is (i) design work of HIGH DENSITY 1T-SRAM MEMORY performed by MoSys which is described in Sections 2.2 and 2.3 below, and (ii) evaluation and correction work of design of HIGH DENSITY 1T-SRAM MEMORY performed by MoSys which is described in Sections 2.4.

2.2 MoSys shall develop and complete the deliverables specified in item 2 of Appendix B (hereinafter referred to as "DELIVERABLES") and deliver the DELIVERABLES to NEC at the delivery place specified in Appendix B, except as mutually agreed by the parties in writing, all in accordance with specifications of HIGH DENSITY 1T-SRAM MEMORY as specified in Appendix A, drawings and other technical requirements agreed between the parties (hereinafter collectively referred to as "SPECIFICATIONS") and the delivery schedule and responsibilities set forth in Appendix B. The SPECIFICATIONS and delivery schedule may be revised only by mutual agreement between the parties.

2.3 Upon delivery of DELIVERABLES to NEC, NEC shall notify MoSys of whether all items of DELIVERABLES are delivered or not within one (1) week after said delivery. MoSys shall, at its expense, deliver the missing items of DELIVERABLES to NEC immediately if so notified by NEC. Upon delivery of such missing items of DELIVERABLES to NEC, the DELIVERABLES shall be acknowledged by NEC to have been completely delivered (hereinafter referred to as "Acknowledged"). If no notification of missing is received by MoSys from NEC within two (2) weeks of delivery of DELIVERABLES, such DELIVERABLES shall be deemed to have been Acknowledged by NEC.

2.4 Upon receipt of certain kinds of samples (such as wafer samples or tooling samples) of HIGH DENSITY 1T-SRAM MEMORY made by NEC under NEC's process based upon and in accordance with all DELIVERABLES Acknowledged by NEC, MoSys shall perform the evaluation of such samples through electrical or other tests within the period specified by NEC under assistance and instruction of NEC. In the event that the HIGH DENSITY 1T-SRAM MEMORY and/or any DELIVERABLES fail to meet SPECIFICATIONS, MoSys shall correct or replace, at NEC's option, DELIVERABLES so that HIGH DENSITY 1T-SRAM MEMORY and/or DELIVERABLES will meet SPECIFICATIONS. NEC shall have the right at any time until the WORK is accepted subject to
Section 2.5, and irrespective of prior Acknowledge of any DELIVERABLES, to reject any DELIVERABLES not conforming to SPECIFICATIONS and require that MoSys correct or replace, at NEC's option, such DELIVERABLES to conform to SPECIFICATIONS.

2.5 The WORK shall be deemed accepted by NEC upon MoSys's receipt of notification in writing from NEC that final tooling samples of HIGH DENSITY 1T-SRAM MEMORY made by


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NEC based upon DELIVERABLES, or DELIVERABLES corrected or replaced by MoSys under Section 2.4, are acceptable in accordance with NEC's acceptance criteria and procedures. NEC shall notify MoSys of acceptance of the WORK before NEC's mass production of HIGH DENSITY 1T-SRAM MEMORY. Mass production shall be deemed to have commenced when [omitted pursuant to a request for confidential treatment and filed with the SEC] sets of HIGH DENSITY 1T-SRAM MEMORY in total are distributed with charge to Nintendo, which is a customer of NEC (hereinafter refereed to as "Mass Production"). If no notification of acceptance of the WORK from NEC is received by MoSys even after Mass Production, the WORK shall be deemed to be accepted at the time Mass Production begins.

2.6 MoSys agrees that it will faithfully comply with all reasonable instructions and requests of NEC in connection with the performance of the WORK hereunder.

2.7 NEC shall provide to MoSys, at the start of the development or from time to time during the WORK, detailed process design rules, process, device, parasitic and other relevant parameters and procedures and all guidelines, including, but not limited to, design, simulation and layout, that NEC would use in accordance with the acceptance criteria and procedures, to the extent that NEC considers reasonably necessary to assist MoSys in performing the WORK.

2.8 Title to all DELIVERABLES to be delivered by MoSys to NEC under the WORK shall pass to NEC at the time of delivery. Any risk of loss or damage to such DELIVERABLES prior to delivery to NEC shall be borne by MoSys.

2.9 If there occurs a situation under which the terms of this Agreement shall be amended or supplemented, or it is necessary to agree upon additional terms for a project other than the WORK, the parties hereto will enter into good faith negotiation for concluding a separate agreement for such amendment or supplement of this Agreement or such additional terms.

3. LICENSE GRANT AND RESTRICTED USE

3.1 Subject to the terms and conditions stated herein, MoSys grants to NEC and its SUBSIDIARIES a non-transferable, non-exclusive, royalty-bearing, world-wide, limited license under MOSYS INTELLECTUAL PROPERTY to use, have used, reproduce, have reproduced, modify and have modified (subject to the limitations of Section 3.2) the LICENSED PRODUCT for the sole purpose of the creation, distribution and maintenance of HIGH DENSITY 1T-SRAM MEMORY, and to manufacture, have manufactured, use, have used, sell and otherwise distribute HIGH DENSITY 1T-SRAM MEMORY. It is expressly understood and agreed that NEC and its SUBSIDIARIES shall have royalty-free, non-transferable, non-exclusive, world-wide rights under MOSYS INTELLECTUAL PROPERTY based on the license granted to AUTHORIZED RECIPIENTS by MoSys to use, have used, reproduce, have reproduced, modify and have modified (subject to the limitations of Section 3.2) the LICENSED PRODUCT for the sole purpose of the creation, distribution and maintenance of HIGH DENSITY 1T-SRAM MEMORY, and to manufacture, have manufactured, use, have used, sell and otherwise distribute HIGH DENSITY 1T-SRAM MEMORY to AUTHORIZED RECIPIENTS (at the time of sign of


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this Agreement, Nintendo is included), as far as such AUTHORIZED RECIPIENTS continue to be AUTHORIZED RECIPIENTS subject to Section 1.9.

3.2 The modification right granted by MoSys under Section 3.1 above shall be limited to changes of feature size or scale (to the largest up to +10% in scale and to the smallest up to -10% in scale) or other minor changes that do not affect the functionality or compatibility of HIGH DENSITY 1T-SRAM MEMORY and shall be solely for enhancing the manufacturability and performance of HIGH DENSITY 1T-SRAM MEMORIES and shall only be made by employees of NEC and its SUBSIDIARIES at the LICENSED SITES.

3.3 None of the LICENSED PRODUCT or portion thereof may be distributed to third party entities except as needed to support the manufacturing or maintenance of the HIGH DENSITY 1T-SRAM MEMORY. Except as specifically set forth herein, none of the LICENSED PRODUCT may be disclosed to third parties or transferred outside of LICENSED SITE(S).

3.4 NEC acknowledges and agrees that use of the LICENSED PRODUCT in any way which is not expressly authorized by this Section 3 (hereinafter referred to as "Unauthorized use") is a breach of NEC's material obligations under this Agreement. In the event that Unauthorized use of the LICENSED PRODUCT by NEC, its SUBSIDIARIES, or its/their personnel or third party entities occurs, and MoSys elects not to terminate this Agreement pursuant to Section 10, NEC shall, as NEC's entire liabilities for such NEC's material breach, by virtue of such occurrence(s) be deemed to order and accept a license for and shall pay MoSys for such license, license fees and applicable royalties for each such high density 1T-SRAM memory manufactured under Unauthorized use of the LICENSED PRODUCT and distributed to customers. These license fees and applicable royalties shall be those MoSys is then initially offering to prospective licensees proposing to use such technology in similar circumstances at the time such Unauthorized use under this Agreement first occurs. Such license fees and applicable royalties shall be due no later than thirty (30) days following mutual agreement of the parties with respect to such Unauthorized use. It is expressly understood and agreed that in no event shall such license fees be more than [omitted pursuant to a request for confidential treatment and filed with the SEC].

3.5 NEC shall mark all catalogues, brochures and other marketing material used for the HIGH DENSITY 1T-SRAM MEMORY with the MoSys trademark and copyright notations that appear on or in the LICENSED PRODUCT. NEC shall also visibly mark each HIGH DENSITY 1T-SRAM MEMORY with said MoSys copyright notation, providing it is reasonable and practical to do so, but in any event at least to the same extent that NEC so marks its own copyright notations. However, the parties acknowledge and agrees that, in the event that the marking of said MoSys copyright notation is impossible or reasonably impracticable, NEC will not be required to mark such HIGH DENSITY 1T-SRAM MEMORY with said MoSys copyright notation. In the event that an end-customer for the HIGH DENSITY 1T-SRAM MEMORY requires that the markings be removed from the HIGH DENSITY 1T-SRAM MEMORY devices, NEC and MoSys shall discuss in good faith how they might accommodate this requirement, while still satisfying MoSys' marketing goals and needs to protect ownership of its intellectual property.


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3.6 NEC acknowledges and agrees that all HIGH DENSITY 1T-SRAM MEMORY shall meet the compatibility requirements specified and administered by MoSys for the LICENSED PRODUCT.

3.7 The licenses granted under this Section 3 are non-sublicenseable.

3.8 It is expressly understood and agreed that the terms of this Agreement shall supersede the terms of any SET LICENSE AGREEMENT, including the AGREEMENT executed as of August 31, 1999 between MoSys and Nintendo (hereinafter referred to as "Nintendo Agreement"), to the extent that there is a contradiction between NEC's and/or its SUBSIDIARIES' rights and duties with respect to the LICENSED PRODUCTS as set forth in this Agreement and the equivalent rights and duties of a manufacturer as set forth in such SET LICENSE AGREEMENT, provided nothing in this Section 3.8 is intended to or shall be construed to diminish the rights or duties of MoSys or the other party to such SET LICENSE AGREEMENT under such SET LICENSE AGREEMENT with respect to the relationship between MoSys and the other party, their rights in the LICENSED PRODUCTS or otherwise.


4. TECHNICAL SERVICE

MoSys shall provide NEC with the technical service described in Appendix D for the LICENSED PRODUCT (hereinafter referred to as "Technical Service") in consideration for fees set forth in Appendix D.


5. TERM

This Agreement is effective as of the Effective Date and shall remain in full force and effect for a period of five (5) years, unless earlier terminated as provided in this Agreement. Unless earlier terminated as provided in this Agreement, this Agreement will automatically renew at the end of each term for consecutive one (1) year renewal periods, unless either party notifies the other at least sixty (60) days prior to the end of the then current term that it does not desire the Agreement to renew for another year.


6. CHANGES

Except as otherwise agreed by both parties in writing, all LICENSED PRODUCT provided to NEC by MoSys during the term of this Agreement will be subject to the terms and conditions of this Agreement.


7. COMPENSATION


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7.1 Except as expressly provided herein, all payments made by NEC to MoSys hereunder shall be non-refundable and non-creditable.

7.2 In consideration of the completion of the WORK, NEC shall pay to MoSys the amounts of [omitted pursuant to a request for confidential treatment and filed with the SEC] (hereinafter referred to as "Non-Recurring Engineering (NRE) charges"). The foregoing provisions of this Section 7.2 shall not limit the provisions of Section 3.4 above. Each installment of Non-Recurring Engineering
(NRE) charges shall be due within thirty (30) days after receipt by NEC of a relevant invoice to be issued by MoSys after the completion of each milestone as set forth in Appendix E.

7.3 In consideration of the rights and licenses granted to NEC and its SUBSIDIARIES under this Agreement, NEC shall pay to MoSys the running royalty as set forth in Appendix E and expressed as a percentage of the NET SALES of all HIGH DENSITY 1T-SRAM MEMORIES sold directly or indirectly by NEC and/or its SUBSIDIARIES to customers other than AUTHORIZED RECIPIENTS. NEC may request MoSys to notify NEC of execution of SET LICENSE AGREEMENT between the said AUTHORIZED RECIPIENT in writing, and upon the receipt by NEC of such notification of execution, NEC shall have no more obligation to pay applicable royalties to MoSys for HIGH DENSITY 1T-SRAM MEMORY distributed to such AUTHORIZED RECIPIENT on and after the date of receipt of such notification. MoSys shall notify NEC of the said execution of SET LICENSE AGREEMENT within fifteen (15) days after NEC's written request. If no notification is received by NEC within the said fifteen (15) day period and NEC knows that such SET LICENSE AGREEMENT is in effect, it shall be deemed that such notification of execution is received by NEC on the expiration date of the said fifteen (15) day period. In the event that HIGH DENSITY 1T-SRAM MEMORIES are sold in circumstances in which the selling price is established other than on an arms-length basis or as a portion of a bundled products, the NET SALES for each such integrated circuit shall be calculated based on the volume of such integrated circuit multiplied by the average gross selling price earned by NEC and/or its SUBSIDIARIES during such quarter on sales of that integrated circuit in finished and packaged form in arms-length sales transactions. If there are no such arms-length sales transactions, then the parties shall use such average gross selling price of integrated circuits in finished and packaged form with similar functionality. It is understood and agreed by the parties that, at most, only one royalty shall be payable with respect to each HIGH DENSITY 1T-SRAM MEMORY. The parties agree that no royalty shall accrue for any HIGH DENSITY 1T-SRAM MEMORIES shipped as a replacement for defective HIGH DENSITY 1T-SRAM MEMORIES or furnished by NEC and/or its SUBSIDIARIES for small quantity sample shipments without charge to their customers.

7.4 MoSys and NEC agree to enter into good faith discussions on the possible wafer supply to MoSys at privileged pricing following the completion of the WORK.


8. PAYMENT TERMS AND TAXES


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8.1 All invoices for sums to be paid MoSys under this Agreement (except the running royalty which shall not be invoiced) will be mailed to NEC's address specified in Section 19, unless specified otherwise by NEC.

8.2 Within [omitted pursuant to a request for confidential treatment and filed with the SEC] after the end of each calendar quarter during the term of this Agreement, NEC shall pay to MoSys the running royalties set forth in Section 7.3 and Appendix E with respect to the HIGH DENSITY 1T-SRAM MEMORY manufactured and sold to customers other than AUTHORIZED RECIPIENTS in such calendar quarter, if any, and shall submit to MoSys with such royalty payment a report stating the number for each HIGH DENSITY 1T-SRAM MEMORY manufactured and sold to the said customers during such calendar quarter and the applicable running royalties payable hereunder for such calendar quarter; and all reasonably necessary data and supporting calculations used by NEC and/or its SUBSIDIARIES to compute the running royalties payable by NEC to MoSys with respect to such calendar quarter.

8.3 Any and all amounts payable hereunder do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the HIGH DENSITY 1T-SRAM MEMORY (other than taxes on the net income of MoSys), and NEC shall bear all such taxes and duties. When MoSys has a current or subsequent legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to NEC's invoice and paid by NEC, unless NEC provides MoSys with a valid tax exemption certificate authorized by the appropriate taxing authority.

8.4 All payments by NEC specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to MoSys shall be the sole responsibility of NEC. If any applicable law requires NEC to withhold amounts from any payments to MoSys hereunder, (i) NEC shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish MoSys with tax receipts evidencing the payments of such amounts, and (ii) the sum payable by NEC upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, MoSys receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount MoSys would have received and retained in the absence of such required deduction or withholding. In the event that MoSys receives a reduction in tax due or rebate from any tax authority directly due to the amount withholding tax paid by NEC, it will reimburse NEC such amount that it has had reduced or received from the tax authority.

8.5 As a material condition to this Agreement, NEC shall keep complete and accurate records and books of account relating to sales of HIGH DENSITY 1T-SRAM MEMORY to customers, to the extent reasonably necessary for MoSys to ascertain the accuracy of the royalty reports to be furnished hereunder. These books and records shall be retained for a period of three (3) years from the date of the last day of each calendar quarter period, notwithstanding the expiration or termination of this Agreement. As a material condition to this Agreement, upon receiving thirty (30) days prior written notice from MoSys, NEC agrees to permit these books and records to be


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examined by an independent firm, experienced in conducting such an exercise, designated by MoSys and approved by NEC (such approval shall not be unreasonably withheld), subject to the confidentiality provisions set forth in this Agreement and at a time and place convenient to both parties, but during normal business hours and not more frequently than annually, to verify the accuracy of royalties paid to MoSys under this Agreement, if any. Adjustment shall be made by NEC corresponding to the net amount of any underpayment of any and all royalties disclosed by such examination within thirty (30) days after NEC's receipt of a relevant invoice issued by MoSys therefor. The net amount of any overpayment of any and all royalties disclosed by such examination shall be credited by MoSys against subsequent royalties to be paid by NEC to MoSys. If such an examination reveals an underpayment of more than five percent (5%), then NEC shall promptly reimburse MoSys for the cost of such examination.

8.6 All payment amounts stated hereunder, and all payments to be made hereunder, shall be in U.S. Dollars and shall be transmitted by telegraphic transfer to MoSys' bank account designated by MoSys in writing in advance. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be made using the TTS rate for conversion of the foreign currency into U.S. Dollars, published by the Bank of Tokyo-Mitsubishi, Ltd. for the last business day of the calendar quarter to which such payment pertains.


9. EXPORT RESTRICTIONS

This Agreement, the LICENSED PRODUCT(S) and the rights granted hereunder are subject to any and all laws, regulations, orders or other restrictions relative to export, re-export or redistribution of the LICENSED PRODUCT(S) that may now or in the future be imposed by the government of the United States or foreign governments. NEC agrees to comply, at its cost and expense, with all such applicable laws and regulations. Upon the request of MoSys, NEC will provide MoSys with written confirmation of such compliance.


10. TERMINATION

10.1 (a) If either party defaults in the performance of any material obligation hereunder and if any such default is not corrected within forty-five (45) days after the defaulting party receives written notice thereof from the non-defaulting party, then the non-defaulting party, at its option, may, in addition to any other remedies it may have, terminate this Agreement. For the purposes of this section, each of NEC's obligations pursuant to Sections 3, 7 and 8 above and each of MoSys' obligations pursuant to Sections 2, 4, 13 and 14 and both parties obligations pursuant to Section 16 shall be considered material.

     (b) Either party may terminate this Agreement effective upon receipt of written notice by the other party in the event that the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, or the assignment


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for the benefit of creditors, if that petition or proceeding is not dismissed within ninety (90) days after filing.

10.2 Upon any termination or expiration of this Agreement, all licenses and rights granted by MoSys shall terminate, and NEC shall promptly destroy or deliver to MoSys all materials comprising, incorporating, or using any MOSYS INTELLECTUAL PROPERTY or any LICENSED PRODUCTS, provided, however, that if this Agreement expires or is terminated by NEC under the terms of Section 10.1, NEC's license under Section 3.1 shall continue strictly limited to HIGH DENSITY 1T-SRAM MEMORY which NEC or its SUBSIDIARIES had started in the manufacturing process prior to the effective date of termination and strictly subject to continuing compliance with all the surviving Sections of this Agreement. NEC shall have no right pursuant to the preceding clause to develop new products. In addition, all amounts due or payable to MoSys as a result of events prior to the date of termination or expiration shall remain due and payable.

10.3 Upon any termination or expiration (in this Section 10.3, hereinafter collectively referred to as "Termination") of SET LICENSE AGREEMENT (including Nintendo Agreement) with an AUTHORIZED RECIPIENT (including Nintendo), MoSys shall immediately notify NEC of Termination of such SET LICENSE AGREEMENT. Upon five (5) working days after receipt by NEC of such notification of Termination, NEC shall lose all rights to sell or otherwise distribute HIGH DENSITY 1T-SRAM MEMORY without any royalties to the party of such Terminated SET LICENSE AGREEMENT. However, it is confirmed and agreed by the parties that NEC may continue to sell or otherwise distribute HIGH DENSITY 1T-SRAM MEMORY to that party with applicable royalty payment to MoSys and subject to other related obligations under this Agreement. None of rights or licenses of NEC under this Agreement shall terminate upon Termination of SET LICENSE AGREEMENTS except free-royalty payment conditions set forth in Section 7.3.

10.4 The provisions of Sections 3 (for Section 3.1, subject to Section 10.2), 7.1, 7.3, 8, 9, 10.2, 10.3, 10.4, 11, 12, 13, 14, 15 (except for Sections 15.1 and 15.2), 16, 17, 18, 20, 21, 22 and 23 shall survive any expiration or termination of this Agreement for any reason.


11. RIGHT TO NEC'S CONTRIBUTION

NEC and MoSys agree that MoSys shall retain all rights (excluding any NEC's patent rights) to the LICENSED PRODUCT and any other products offered or distributed by MoSys, provided that NEC shall retain all rights to any NEC contribution or voluntarily disclosed information provided to MoSys in the course of NEC (i) requesting changes or modifications to the LICENSED PRODUCT,
(ii) making suggestions for improvements to the LICENSED PRODUCT, or (iii) suggesting how to correct any identified deficiencies in the LICENSED PRODUCT.


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                                  12. WARRANTY

12.1 MoSys warrants that MoSys is a corporation duly organized, validly existing and in good standing under the laws of the state of California. MoSys has full capacity, power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by MoSys and is a legal, valid and binding agreement enforceable in accordance with its terms.

12.2 MoSys warrants that MoSys owns all rights, title and interest in and to all MOSYS INTELLECTUAL PROPERTY to be furnished or licensed to NEC and its SUBSIDIARIES. With respect to those owned by licensors of MoSys, if any, MoSys has the right to sublicense to NEC and its SUBSIDIARIES.

12.3 MoSys warrants that the execution, delivery and performance of this Agreement by MoSys shall not (i) result in the breach of, or constitute a default under, any contract or other instrument or obligation applicable to MoSys, (ii) result in the breach of any of the terms or conditions of, or constitute a default under, the charter, bylaws or other governing instruments of MoSys, or (iii) violate any order, writ, injunction, decree, or any statute, rule or regulation applicable to MoSys.


13.      INTELLECTUAL PROPERTY OWNERSHIP AND INDEMNIFICATION

13.1 MoSys shall own all rights, title interest (excluding any NEC's patent rights) in the LICENSED PRODUCT licensed under this Agreement including any and all upgrades, enhancements and improvements thereto made by MoSys. MoSys will also retain all patent rights, trademarks, trade secrets, copyrights, mask work rights and all other proprietary rights (excluding any NEC's patent rights) therein or relating thereto. Except for the licenses granted in Section 3, no other grants of licenses or rights to NEC and its SUBSIDIARIES shall be implied from the provisions stated herein.

13.2     MoSys represents and warrants as of the Effective Date:

     (a) to the best of MoSys' knowledge, it is the originator and/or rightful owner of the product(s), information and documentation provided to NEC pursuant to the terms of this Agreement (including, not limited to, LICENSED PRODUCT) (hereinafter collectively " Information"); and

     (b) to the best of MoSys' knowledge, there are no claims pending or threatened against MoSys or any other party, that relate to the Information or the contemplated use of the Information under this Agreement.

13.3 Except as expressly provided herein, MoSys disclaims and shall have no obligation of defense, contribution, or indemnity with respect to any actual or alleged intellectual property infringement with respect to the Information provided or otherwise arising out of this Agreement.

MoSys shall have no liability arising out of any such actual or alleged intellectual property infringement. NEC, however, will use its reasonable efforts to notify MoSys, in writing, of each such infringement claim of which NEC becomes aware, and NEC shall cooperate with MoSys if MoSys desires to intervene in any such infringement action against NEC.

13.4 In the event of any claim by a third party of infringement of its intellectual property rights by the NEC and/or its SUBSIDIARIES where such claim
(i) is caused substantially by the unmodified LICENSED PRODUCT and, (ii) is not associated with standard DRAM operations, processes, design or manufacturing then MoSys agrees to use reasonable efforts at MoSys' expense to provide assistance, including appropriate documentation, to NEC, in its defense against such claim under this provision. If pursuant to such a claim NEC and/or its SUBSIDIARIES are prohibited from using the LICENSED PRODUCTS, MoSys agrees to use reasonable efforts to modify the LICENSED PRODUCTS to avoid the infringement.

13.5 The foregoing states MoSys' sole obligations and entire liability with respect to any claimed infringement of the LICENSED PRODUCT(S) of any intellectual property or other rights of any third party.


14. LIMITATION OF LIABILITY

IN NO EVENT WILL MOSYS' LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES AND ROYALTIES, IF ANY, RECEIVED BY MOSYS' HEREUNDER. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THIS AGREEMENT OR THE DESIGNS, TECHNOLOGY OR PRODUCT LICENSED OR OTHERWISE PROVIDED PURSUANT TO THIS AGREEMENT.


15. PUBLICITY; CONFIDENTIALITY

15.1 Both parties agree to cooperate in good faith announcements and disclosures after the execution of this Agreement that includes (a) NEC is a customer of MoSys, and (b) MoSys has provided the LICENSED PRODUCT to NEC and that the LICENSED PRODUCT was used in the development of the HIGH DENSITY 1T-SRAM MEMORY, and (c) a product description of the LICENSED PRODUCT as contained in MoSys' standard product literature. Neither party shall announce or publicly disclose any other terms or conditions of this Agreement without a prior written approval from the other party. An initial public announcement plan and contents are attached in Appendix G.

15.2 The parties acknowledge that by reason of their relationship to each other hereunder, each party may have access to the other party's Confidential Information. For the purposes of this

Section 15, the term " Confidential Information" shall mean any and all information and materials which are provided by one party to the other party (i) in written or other tangible form clearly marked with a legend identifying it as "Confidential" or "Proprietary" or (ii) in oral or visual form identified as "Confidential" or "Proprietary" at the time of such oral or visual disclosure and within thirty (30) days following such oral or visual disclosure the summary of which is provided to the other party in written or other tangible form marked with such legend. Each party agrees that except as may otherwise be stated herein, it shall not use, except to perform its obligations and/or to exercise its rights and licenses specified under this Agreement, nor disclose to any third party (except to Nintendo, ArtX, Inc. and recipient's independent contractors and affiliates (including SUBSIDIARIES) who are under an obligation of confidentiality, and subject to the other terms and conditions of this Agreement), any such Confidential Information revealed to it by the other party. Each party shall take reasonable precautions to protect the confidentiality of such information, which in any event will be no less than what it takes with respect to its own similar confidential information.

15.3 Information shall not be deemed Confidential Information hereunder if such information: (i) is known to the recipient at the time of disclosure; (ii) hereafter becomes rightfully known to the recipient (as for NEC, including Nintendo) directly or indirectly from a third party without such third party imposing an obligation of confidentiality on the disclosing party; (iii) becomes publicly available or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient; (iv) was independently developed by the recipient (as for NEC, including Nintendo) without access to the disclosing party's Confidential Information; (v) is required to be disclosed pursuant to any statutory or regulatory authority, provided the disclosing party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible; or (vi) is required to be disclosed by a court order, provided the disclosing party is given prompt notice of such order and provided the opportunity to contest it, and/or is reasonably necessary to disclose in order to enforce this Agreement.

Notwithstanding any of the foregoing, NEC agrees not to disclose any Confidential Information of NEC to MoSys unless MoSys requests disclosure of such information in writing (including e-mail).

15.4 Recipient may make copies, in whole or in part, of disclosing party's Confidential Information only to the extent necessary for the use thereof by recipient in accordance with Section 15.2 above, provided recipient shall reproduce and include disclosing party's proprietary and confidentiality notice on each such copy.

15.5 As to each item of Confidential Information, the provisions of this Section will continue for five (5) years following first receipt of such information, except for the LICENSED PRODUCT, for which the provisions of this Section will continue for eight (8) years following first receipt of each LICENSED PRODUCT.

15.6 This Agreement and the terms of confidentiality hereunder shall not be construed to limit any party's right to independently develop or acquire products or technology, including similar or competing products or technology, without the use of the other party's Confidential

Information.

Notwithstanding anything contained in this Section and the Agreement, any party shall be free to use for any purpose the residuals resulting from access to or work with the Confidential Information, provided that such party shall maintain the confidentiality of the Confidential Information as provided herein. For the purposes of this Agreement, the term "residuals" means information in non-tangible form, which may be retained in the minds of employees, provided not deliberately memorized, who have had access to such Confidential Information, including ideas, concepts, know-how or techniques contained therein. No party shall have any obligation to limit or restrict the assignment of such employees or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to any party a license under the other party's copyrights or patents.


16. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law provisions thereof.


                             17. DISPUTE SETTLEMENT

17.1 In the event of any dispute, controversy or difference which may arise between the parties hereto out of or in connection with or in relation to this Agreement, or the breach thereof, the parties hereto shall in the first instance do their utmost to settle such dispute, controversy or difference amicably.

17.2 Where the parties hereto fail to settle such dispute, controversy or difference amicably within ten (10) working days of the written notice of its existence given by either party to the other party, then the dispute, controversy or difference shall be finally settled by arbitration in Santa Clara, California, U.S.A. in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The award of arbitration shall be final and binding upon the parties hereto and shall not be subject to appeal to any court, and may be entered into the court of competent jurisdiction for its execution forthwith.


18. ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder, in whole or in part, shall be assignable or otherwise transferable by either party without the prior written approval of the other party. Any unauthorized attempt by either party to assign or transfer this Agreement or any rights or obligations hereunder shall be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefits of the parties hereto, their successors and assigns.

19. NOTICE

Any notices required to be given pursuant to this Agreement shall be in writing, sent via certified mail, return receipt requested, express overnight courier, or by facsimile (a confirmed copy of which to be sent promptly by mail to addressee) to the address of MoSys or NEC as set forth below or to such other address as may be specified from time to time by notice in writing, and such notice shall be deemed to have been received on the earlier of (a) the date when actually received or (b) if by facsimile, when the sending party shall have received a facsimile confirmation that the message has been received by the receiving party's facsimile machine.


If to MoSys:  MoSys, Inc.
              1020 Stewart Drive
              Sunnyvale, CA 94086, U.S.A.
              Attn:  Chief Financial Officer
              Telephone: +1 (408) 731-1800
              Facsimile: +1 (408) 731-1893

              If to NEC: NEC Corporation
              1120,Shimokuzawa,
              Sagamihara,Kanagawa, Japan
              Attn:  Mr.Mitsuoki Fujita
              Telephone: +81 (42) -771-0688
              Facsimile: +81 (42) -771-0624


20. SEVERABILITY AND WAIVER

20.1 The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

20.2 The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other subsequent default or breach.

20.3 Failure or delay by either party in exercising any right or power hereunder shall not operate as a waiver of such right or power.


21. INHERENTLY DANGEROUS APPLICATIONS

The LICENSED PRODUCT is not specifically developed or licensed for use in the planning, construction, maintenance, operation or other use of any nuclear facility, or for the flight, navigation or communication of aircraft or ground support equipment, or for military use, medical use or in any other inherently dangerous activity. NEC agrees that MoSys shall not be liable for any claims, losses, costs or liabilities arising from such use if NEC, its SUBSIDIARIES, or its/their distributors or customers use the LICENSED PRODUCT for such applications. NEC agrees to indemnify and hold MoSys harmless from any claims, losses, costs, and liabilities arising out of or in connection with the use of the LICENSED PRODUCT or HIGH DENSITY 1T-SRAM MEMORY in any such applications.


22. ATTORNEYS FEES

The prevailing party in any action to enforce the terms of this Agreement shall be entitled to reasonable attorney's fees and other costs and expenses incurred by it in connection with such action.


23. MISCELLANEOUS TERMS

23.1 The relationship of the parties hereto is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

23.2 Neither party shall have liability for its failure to perform its obligations hereunder when due to circumstances beyond its reasonable control.

23.3 If NEC and/or its SUBSIDIARIES distribute the HIGH DENSITY 1T-SRAM MEMORY, as authorized herein, to an agency, department, or other entity of the United States Government ("Government"), the Government's use, reproduction, release, modification, disclosure or transfer of the LICENSED PRODUCT, or of any related documentation of any kind, including technical data, is restricted in accordance with Federal Acquisition Regulation ("FAR") 12.212 for civilian agencies and Defense Federal Acquisition Regulation Supplement ("DFARS";) 227.7202 for military agencies. The LICENSED PRODUCT is intended for commercial use. The use of the by any Government agency, department, or other entity of the Government, is further restricted in accordance with the terms of this Agreement, or any modification hereto. NEC will affix the following legend before delivery to the Government of each of the Models and User Documentation and/or Physical Views to be delivered to the Government:

Use, duplication, reproduction, release, modification, disclosure or transfer of this commercial product and accompanying documentation, is restricted in accordance with FAR 12.212 and DFARS 227.7202, and by a license agreement. Contractor/manufacturer is: MoSys, Inc., 1020 Stewart Drive, Sunnyvale, California 94086 U.S.A.

BOTH PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INCLUDING THE EXHIBITS AND APPENDICES ATTACHED HERETO IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE MUTUAL UNDERSTANDING OF THE PARTIES AND SUPERSEDES AND CANCELS ALL CONFLICTING TERMS AND CONDITIONS AND ALL PREVIOUS AND CONTEMPORANEOUS WRITTEN AND ORAL AGREEMENTS AND COMMUNICATIONS RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT MAY NOT BE MODIFIED, SUPPLEMENTED, QUALIFIED, OR INTERPRETED BY ANY TRADE USAGE OR PRIOR COURSE OF DEALING NOT MADE A PART OF THIS AGREEMENT BY ITS EXPRESS TERMS. THIS AGREEMENT MAY NOT BE MODIFIED OR AMENDED EXCEPT IN WRITING AND EXECUTED BY DULY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES.

BOTH PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS AS EVIDENCED BY THEIR SIGNATURES BELOW.


MONOLITHIC SYSTEM TECHNOLOGY, INC.          NEC CORPORATION


By:                                         By:
   ------------------------------------     ------------------------------------
  Signature of an Officer of                Signature of an Authorized
  the Corporation                           Representative


By:     Dr. Fu-Chieh Hsu                    By:
---------------------------------------     ------------------------------------
Printed Name of the Signing Officer         Printed Name of the Signing
                                            Authorized Representative

Title:  Chief Executive Officer             Title:
---------------------------------------     ------------------------------------


Date: December 17, 1999                     Date:
---------------------------------------     ------------------------------------

         [APPENDICES OMITTED]


                                       19